AGREEMENT OF PURCHASE AND SALE

                                      AMONG

                          NORTH HILLS PROPERTIES, INC.,

                      TOWER PROPERTIES LIMITED PARTNERSHIP

                                       AND

                                FAC REALTY, INC.














                            Eastgate Shopping Center,
                          North Ridge Shopping Center,
                              Tower Shopping Center,
                        MacGregor Village Shopping Center
                           and Gateway Shopping Center

                                 North Carolina



                                 March 27, 1997



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
                                TABLE OF CONTENTS
  1.     Definitions ................................................................................................1
         1.01.Agreement .............................................................................................1
         1.02.Assignment ............................................................................................1
         1.03.Center; Centers .......................................................................................1
         1.04.Closing; Closing Date;Scheduled Closing Date...........................................................1
         1.05.Code ..................................................................................................2
         1.06.General Intangibles....................................................................................2
         1.07.Good Faith Deposit.....................................................................................2
         1.08.Governmental Authority.................................................................................2
         1.09.Improvements...........................................................................................2
         1.10.Land ..................................................................................................2
         1.11.Leases ................................................................................................2
         1.12.Legal Requirement .....................................................................................2
         1.13.Operating Expenses ....................................................................................3
         1.14.Purchase Price ........................................................................................3
         1.15.Quality Oil; Quality Oil Lease.........................................................................3
         1.16.Related Personalty ....................................................................................3
         1.17.Survey; Surveys........................................................................................3
         1.18.Title Company..........................................................................................3
         1.19.Title Exception; Permitted Title Exceptions............................................................3

  2.     Agreement to Sell and Purchase..............................................................................4

  3.     Purchase Price..............................................................................................4


  4.     Good Faith Deposit......................................................................................... 4

  5.     Surveys...................................................................................................  4
  6.     Title Policies; UCC Certificates........................................................................... 4

  7.     General Warranties, Representations and Covenants of Sellers..............................................  4
         7.01.    Organization...................................................................................... 4

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          7.02.   Due Authorization, Execution and
                  Delivery; Binding and Enforceable Agreement .......................................................5
          7.03.   Consummation of Transaction........................................................................5
          7.04.   Litigation and Default............................................................................ 5
          7.05.   Leases............................................................................................ 6
          7.06.   Operations Pending Closing.......................................................................  8
          7.07.   Foreign Person ................................................................................... 8
          7.08    Seller's Severally Liable........................................................................  8
          7.09.   Access...........................................................................................  8
          7.10.   Permits..........................................................................................  8
          7.11.   Environmental Notices............................................................................  8
          7.12.   Contracts........................................................................................  8

  8.  General Warranties, Representations and Covenants of Purchaser...............................................  8
          8.01.   Organization of Purchaser......................................................................... 9
          8.02.   Due Authorization, Execution and Delivery; Binding
                   and Enforceable Agreement........................................................................ 9
          8.03.   Consummation of Transaction......................................................................  9
          8.04.   Litigation and Default............................................................................ 9
          8.05.   Inspections....................................................................................... 9
          8.06.   Financial Capability.............................................................................  9

  9.  "AS IS, WHERE IS" Purchase................................................................................... 10

 10.  Conditions to Purchaser's Obligation to Close...............................................................  10

          10.01.  General.........................................................................................  10
          10.02   Conditions Precedent ...........................................................................  10
          10.03.  Satisfaction....................................................................................  12
          10.04.  Termination.....................................................................................  13
          10.05.  All Centers to be Purchased.....................................................................  13

 11.  Conditions to Sellers' Obligation to Close..................................................................  13
          11.01.  General.........................................................................................  13
          11.02.  Conditions Precedent...........................................................................   14
          11.03.  Satisfaction...................................................................................   14
          11.04.  Termination.....................................................................................  14
 12.  Closing....................................................................................................   15
          12.01.  General........................................................................................   15
          12.02.  Actions to be Taken by Sellers.................................................................   15

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          12.03.  Actions to be Taken by Purchaser..............................................................   17
          12.04.  Actions to be Taken by the Title Company.......................................................  17
          12.05.  Prorations.....................................................................................  17
          12.06.  Default........................................................................................  18
          12.07.  Post-Closing Rent Collections..................................................................  19
          12.08.  Sellers' Reserved Rights.......................................................................  20
          12.09.  Tenant Notification and Deposit Return.........................................................  20
 13. Survival and Indemnification................................................................................  21
          13.01.  Survival......................................................................................   21
          13.02.  Indemnification...............................................................................   22
 14.   Miscellaneous............................................................................................   22
          14.01.  Commissions....................................................................................  22
          14.02.  Notices........................................................................................  23
          14.03. Time ...........................................................................................  24
          14.04. Law Governing...................................................................................  24
          14.05. Attorneys' Fees.................................................................................  24
          14.06. Successors and Assigns..........................................................................  24
          14.07. Entire Agreement; Amendments;Waiver.............................................................. 24
          14.08. Exhibits ........................................................................................ 25
          14.09. Captions ........................................................................................ 25
          14.10. Severability..................................................................................... 25
          14.11. Publicity........................................................................................ 25
          14.12. Confidentiality of Information..................................................................  25
          14.13. Further Assurances................................................................................26
          14.14. Recordation ....................................................................................  26
          14.15. Consent.........................................................................................  26
          14.16. Companion Agreement.............................................................................  26
          14.17. Winn-Dixie Store, Gateway Shopping Center.......................................................  27
          14.18. Multiple Counterparts.............................................................................27

EXHIBITS

Exhibit A         -         Property Descriptions
Exhibit B         -         Non-Exclusive Schedule of Related Personalty
Exhibit C         -         Tenant Rent Roll

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Exhibit D         -         List of Surveys
Exhibit E         -         Tenant Estoppel Certificate
Exhibit F         -         List of Tenants
Exhibit G         -         List of Contracts


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                         AGREEMENT OF PURCHASE AND SALE



         THIS AGREEMENT OF PURCHASE AND SALE entered into on March 27, 1997 among NORTH HILLS PROPERTIES, INC., a North Carolina corporation, ("NHP"), TOWER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership, ("TPL") (NHP and TPL being hereinafter referred to as a "Seller" and collectively as "Sellers") and FAC REALTY, INC., a Delaware corporation, or its assignee ("Purchaser");

                              W I T N E S S E T H:

         WHEREAS, NHP is the owner of Eastgate Shopping Center, North Ridge Shopping Center, MacGregor Village Shopping Center and Gateway Shopping Center and TPL is the owner of Tower Shopping Center, being retail strip shopping centers located in Raleigh, Cary and Wilson, North Carolina; and

         WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the strip centers, on the terms set forth in this Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Sellers and Purchaser do hereby execute this Agreement to evidence all of the terms upon which Sellers are willing to sell to Purchaser, and Purchaser is willing to purchase from Sellers, the strip centers.

         1.       Definitions.

                  1.01. "Agreement" shall mean this Agreement of Purchase and Sale together with any amendment hereto made in accordance with Section 14.07 hereof.

                  1.02. "Assignment" shall mean the Assignment and Assumption of Leases and General Intangibles to be executed by Seller and Purchaser with respect to each Center and delivered at the Closing, and otherwise complying with the provisions of this Agreement.

                  1.03. "Center" shall mean each retail strip shopping center identified as Eastgate Shopping Center, North Ridge Shopping Center and Tower Shopping Center, in Raleigh, North Carolina; MacGregor Village Shopping Center in Cary, North Carolina; and Gateway Shopping Center in Wilson, North Carolina. A Center shall be comprised of the Land, Improvements, Leases, Related Personalty and General Intangibles relating thereto. "Centers" shall mean all of the said retail strip shopping centers.

                  1.04. "Closing" shall mean the occurrence of the events described in Sections 12.02 through 12.05 hereof. "Closing Date" shall mean the date the Closing occurs. "Scheduled Closing Date"

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shall mean March 27, 1997.

                  1.05. "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

                  1.06. "General Intangibles" shall mean, with respect to any Center, all of Seller's assignable rights, titles and interests in and to (a) all claims and unexpired warranties or guarantees relating to any structural or mechanical component thereof (b) all licenses, permits and certificates relating to the operation thereof, (c) originals or true and correct copies of all maintenance, service, utility and supply contracts, and all operation, management and maintenance records in Seller's possession and relating thereto,
(d) all architectural, engineering and mechanical plans, specifications and drawings, site plans, site plan approvals, zoning permits, surveys, soil and substrata studies, hazardous materials reports or studies and landscape plans in Seller's possession and relating thereto and (e) the trade names "Eastgate Shopping Center", "North Ridge Shopping Center", "Tower Shopping Center", "MacGregor Village Shopping Center" and "Gateway Shopping Center". "General Intangibles" shall not include any rights or claims, for reimbursement or otherwise, arising prior to the Closing Date against any third party, including a Governmental Authority or tenant, or under any insurance policy, indemnity agreement or comparable undertaking.

                  1.07. "Good Faith Deposit" shall mean $950,000, to be deposited by Purchaser with the Title Company pursuant to Section 4 hereof, plus all interest earned thereon.

                  1.08. "Governmental Authority" shall mean, with respect to any Center, any and all (a) governmental units (federal, state, county, district, municipal, city or otherwise) and (b) courts, boards, agencies, commissions, offices or authorities of any nature whatsoever having jurisdiction over the Center.

                  1.09. "Improvements" shall mean, with respect to any Center, all buildings and building systems, all utility systems, all lighting standards, all paved or structured parking areas and all other structures and fixtures constructed on or attached to the Land or to an Improvement.

                  1.10. "Land" shall mean, with respect to any Center, the land identified with that Center and described on Exhibit "A" hereto together with all of the Seller's rights, privileges and easements appurtenant thereto including, without limitation, all mineral, oil, gas and other hydrocarbon substances on or under the said land, and all development, air and water rights.

                  1.11. "Leases" shall mean, with respect to any Center, the leases identified on Exhibit "C" hereto as applicable to that Center and any other leases as may be executed prior to the Closing Date with respect thereto.

                  1.12. "Legal Requirement" shall mean (a) any and all statutes, rules, regulations, directives, permits, certificates, ordinances, judicial decisions, orders, injunctions or writs binding on a Seller or Purchaser (as the case may be), (b) as to a Seller, Seller's formative documents and such other documents, instruments or agreements (written or oral) by or to which Seller is bound and (c) as to

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Purchaser, Purchaser's formative documents and such other documents, instruments or agreements (written or oral) by or to which Purchaser is bound.

                  1.13. "Operating Expenses" shall mean, with respect to any Center, all valid costs and expenses relating to the ownership, management, maintenance and operation thereof and shall include, without limitation, the following: (a) all ad valorem taxes, assessments and charges, (b) all insurance premiums, (c) all utility charges, (d) all maintenance, repair and replacement expenses, (e) all janitorial, custodial, cleaning, landscaping and landscape maintenance, trash removal and pest control costs, (f) all security costs, (g) the cost of all supplies and materials, (h) all fees and expenses payable under any maintenance and service agreements and (i) all advertising and promotional expenses.

                  1.14. "Purchase Price" shall mean $32,300,000 of which $5,100,000 shall be allocated to Tower Shopping Center.

                  1.15. "Quality Oil" shall mean Quality Oil Company, L.L.C., the lessee of the Quality Oil Lease. "Quality Oil Lease" shall mean shall mean that certain Lease dated June 22, 1966 between North Hills, Inc., as lessor, and Shell Oil Company, as lessee, same having been assigned by one or more assignments to Quality Oil.

                  1.16. "Related Personality" shall mean, with respect to any Center, all furniture, fixtures, equipment, machinery, keys and other personal property which is owned by Seller, situated at the Center and used solely in connection with the management, maintenance, operation or service thereof, including those items set forth on Exhibit "B" hereto. "Related Personality" shall not include any vehicles, computers or peripherals or the originals of any books or records maintained by Sellers.

                  1.17. "Survey" shall mean, with respect to any Center, the "as built" survey of the Center identified on Exhibit "D" hereto. "Surveys" shall mean all of said surveys.

                   1.18. "Title Company" shall mean shall mean Chicago Title Insurance Company.

                   1.19. "Title Exception" shall mean, with respect to any Center, any lien, mortgage, security interest, encumbrance, pledge, assignment, claim, charge, lease (surface, space, mineral or otherwise), condition, restriction, reservation, option, restrictive covenant, exception, easement (temporary or permanent), right of way, encroachment, overlap or other outstanding claim, right, title, interest, estate or equity of any nature whatsoever. "Permitted Title Exceptions" shall mean, with respect to a Center, the following Title Exceptions: (a) any utility easements, storm sewer easements, sanitary sewer easements, access easements, setbacks, buffers, rights of way and other states of fact reflected on the Survey of the Center or on any updated or subsequent survey approved by Purchaser; (b) the Leases associated with the Center; (c) any Title Exception which does not, individually or in the aggregate with any other Title Exception, materially adversely affect the utility of or the marketability of the title to the Center as a retail shopping center; (d) any ad valorem or other taxes for the Center not due and payable by the Closing Date; and (e) any other Title Exception which

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Purchaser shall accept, its sole option, including those which appear in the owner's title policy which Purchaser accepts in connection with the Closing, or which Purchaser may expressly approve in writing as a Permitted Title Exception or otherwise waive pursuant to Sections 10.03 or 10.04 hereof.

         2. Agreement to Sell and Purchase. Subject to the terms hereof, Sellers hereby agree to sell to Purchaser, and Purchaser hereby agrees to purchase from Sellers, good and indefeasible title to each Center free from all Title Exceptions other than Permitted Title Exceptions.

          3. Purchase Price. In consideration for the conveyance of the Centers to Purchaser in accordance with the terms of this Agreement, Purchaser hereby agrees to pay to Sellers the Purchase Price in immediately available funds at the Closing.

          4. Good Faith Deposit. Within two business days after the mutual execution of this Agreement, and as a condition to the effectiveness hereof, Purchaser shall deliver the Good Faith Deposit to the Title Company. The Good Faith Deposit shall be held by the Title Company in an interest-bearing account and applied as a credit against the Purchase Price, or delivered to Sellers as liquidated damages for Purchaser's failure to consummate the purchase of the Centers or returned to Purchaser, all in accordance with the provisions of this Agreement. In its capacity as escrow agent for the purpose of holding the Good Faith Deposit, the Title Company shall not be deemed to be the agent or bailee of either party to the exclusion of the other, but rather shall be acting on behalf of Sellers and Purchaser jointly.

          5. Surveys. Sellers have heretofore delivered the Surveys to Purchaser. Purchaser hereby acknowledges its receipt of the Surveys. Purchaser shall have the right, at its expense, to have any or all of the Centers resurveyed by a surveyor of its choice.

          6. Title Policies: UCC Certificates. Purchaser shall have the right, at its expense, to obtain from the Title Company or such other title company as Purchaser may select a commitment and policy for title insurance and Uniform Commercial Code certificates with respect to any or all of the Centers.

          7. General Warranties. Representations and Covenants of Sellers. Sellers hereby warrant and represent unto, and covenant with, Purchaser as follows:

                  7.01. Organization. NHP is a corporation duly formed, validly existing and in good standing under the laws of the State of North Carolina. NHP has all requisite right, power and authority (corporate and governmental) to own, lease and operate each of its Centers and to execute, deliver and perform this Agreement. TPL is a limited partnership duly formed and validly existing under the laws of the State of North Carolina. TPL has all requisite right, power and authority (partnership and governmental) to own, lease and operate Tower Shopping Center and to execute, deliver and perform this Agreement.

                  7.02.             Due Authorization. Execution and Delivery:
Binding and Enforceable Agreement.

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This Agreement (a) has been duly authorized for execution, delivery and performance by Sellers, (b) has been duly executed and delivered by Sellers and
(c) assuming the due authorization, execution and delivery hereof by Purchaser, constitutes the valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

                  7 03.             Consummation of Transaction. Neither the
execution, delivery nor performance of this Agreement by Sellers will result in a breach or violation of, or constitute a default under, any Legal Requirement.


                  7.04. Litigation and Default. (See * Below) There are no legal proceedings pending against or, to the knowledge of either Seller, threatened against either Seller which, if adversely determined, could prevent or impair the ability of either Seller to perform this Agreement or that might adversely affect the use or operation of the Centers or the value thereof. No Seller has received any notice alleging it to be, or that with due notice or lapse of time or both it will be, in breach or default of any Legal Requirement which could adversely affect the Centers or the ability of Seller to perform this Agreement. *Except for the complaint filed by Melbourne-Marsh, LLC in Civil File 97CVS03212, Wake County Clerk of Superior Court,

                  7.05.             Leases. With respect to the Leases:

                  (a) true and correct copies of each Lease have been delivered by Sellers to Purchaser;

                  (b) except as otherwise disclosed in writing to Purchaser, each Lease is in full force and effect;

                  (c) the information set forth on Exhibit "C" hereto with respect to each Lease is true and correct in all material respects as of the dare of the exhibit;

                  (d) neither Seller has received notice alleging it to be in default, in any presently outstanding material respect, under any Lease;

                  (e) except as set forth on Exhibit "C" hereto or otherwise disclosed in writing to Purchaser (i) no leasing commissions are due and unpaid by a Seller,
                           (ii) neither Seller has received notice that any tenant intends to close its operation in advance of the termination date of its lease, or otherwise file a bankruptcy, reorganization or other debtor relief petition with respect to its operations, (iii) no tenant has been granted any material economic or financial concession or inducement by a Seller which has not been paid in full and (iv) no person or party is in possession of, or has a right to possession of, any portion of a Center or any claim thereto; and

                  (f) the Leases and Lease files delivered or to be delivered by Sellers to Purchaser contain or will contain all relevant information in the Seller's possession relating to the rights

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                           of any party to occupy any portion of the Centers.

                  7.06. Operations Pending Closing. From the date hereof until the Closing Date (and, in the limited instance stated in Section 7.06(d), after the Closing Date), Sellers shall:

                  (a) continue to operate and maintain the Centers in a good state of repair and in accordance with good business practices;

                  (b) neither cancel, accept the surrender of, amend or renew any Leases, nor enter into any new leases or other contracts with respect to any Center which would extend beyond the Closing Date, without obtaining the prior written consent of Purchaser in each instance; provided, however, that neither the foregoing nor any other provision of this Agreement shall preclude a Seller from taking any of the aforesaid action which (i) is in the ordinary course of business or (ii) is necessary or reasonably appropriate to maintain, preserve or protect a Center but the Seller taking any such action shall give prompt notice to Purchaser of the taking thereof; and provided further, however, that a Seller shall be entitled to enter into, extend or otherwise amend any lease or other contract or commitment which a Seller, reasonably and in good faith, shall determine to be in the best interest of a Center and, if Purchaser shall have failed or elected not to grant its consent thereto, Purchaser's sole recourse shall be to terminate this Agreement and receive a return of the Good Faith Deposit;

                  (c) afford Purchaser and its representatives, agents and contractors the continuing right to inspect (i) each Center, at reasonable hours and at their sole risk and expense, subject to the rights of Center tenants as to their leased space, and (ii) any and all books, records, lease files, contracts and other documents or data in Sellers' possession pertaining to the ownership, operation or condition of each Center;

                  (d) pay (i) all Operating Expenses as same become due for the period up to the Closing Date, or which are incurred prior to the Closing Date but are not due until after the Closing Date, and (ii) all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to any Center at the request of a Seller prior to the Closing Date even if such bills are not rendered until after the Closing Date; provided, however, that all commitments to install tenant improvements which have been committed to by Seller after the date hereof, whether same are to be installed before or after the Closing Date, shall be the responsibility of Purchaser; and

                  (e) other than as provided in Section 7.06(b), not create, or enter into any contract to create, any Title Exceptions, without the prior written consent of Purchaser in each instance.

                  7.07. Foreign Person. Neither Seller is a "foreign person" within the meaning of Section 1445 of the Code.

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                  7.08. Seller's Severally Liable. Notwithstanding anything to the contrary contained in this Agreement or inferable from the term "Sellers",
(a) TPL has not made, and shall not be construed to have made, any warranty, representation or covenant, or to have incurred any liability, either hereunder or under any document executed in connection herewith with respect to NHP or to any Center other than Tower Shopping Center and (b) NHP shall be liable for warranties, representations or covenants made with respect to Tower Shopping Center only derivatively, in its capacity as general partner of TPL. Purchaser hereby agrees with TPL that, in any instance where Purchaser obtains a judgment against TPL under or by virtue of this Agreement, the judgment shall first be attempted to be satisfied out of the assets of TPL before the levy is had or attempted against the assets of any partner of TPL. Nothing contained in the preceding sentence is intended, or shall be construed, to waive the status of the limited partners in TPL or to constitute an agreement by the limited partners to subject their assets to any liabilities thereof.

                  7.09. Access. Neither Seller has received written notice of any event which could result in the termination or reduction of the current access to any Center from a publicly dedicated roadway.

                  7.10. Permits. Each Seller has received all governmental licenses and permits required for the lawful ownership and operation of the Center or Centers owned by it and has constructed all onsite and offsite improvements required in connection therewith.

                  7.11. Environmental Notices. Except as disclosed in writing to Purchaser, neither Seller has received written notice from any Governmental Authority asserting that any Center is in violation of any Legal Requirement relating to hazardous substances or petroleum products or is otherwise contaminated with the same.

                  7.12. Contracts. Attached hereto as Exhibit "G" is a true and correct list of all contracts forming a part of the General Intangibles to be assumed by Purchaser at the Closing. No party to any such contract is currently alleging that either Seller is in default thereof.

                  8. General Warranties. Representations and Covenants of Purchaser. Purchaser hereby warrants and represents unto, and covenants with, Sellers as follows:

                  8.01. Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite right, power and authority to execute, deliver and perform this Agreement.

                  8.02. Due Authorization, Execution and Delivery; Binding and Enforceable Agreement. This Agreement (a) has been duly authorized for execution, delivery and performance by Purchaser, (b) has been duly executed and delivered by Purchaser and (c) assuming the due authorization, execution and delivery hereof by Sellers, constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

                  8.03. Consummation of Transaction. Neither the execution, delivery nor performance of this

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Agreement by Purchaser will result in a breach or violation of, or constitute a default under, any Legal Requirement.

                  8.04. Litigation and Default. There are no legal proceedings pending against or, to the knowledge of Purchaser, threatened against Purchaser which, if adversely determined, could prevent or impair Purchaser's ability to perform this Agreement. Purchaser has not received any notice alleging it to be, or that with due notice or lapse of time or both it will be, in breach or default of any Legal Requirement which could adversely affect the ability of Purchaser to perform this Agreement.

                  8.05. Inspections. Purchaser hereby agrees to defend, indemnify and hold harmless Sellers from and against any and all claims, causes of action, liens, damages, liabilities, costs and expenses (including reasonable attorneys' fees, court costs and other costs of litigation) filed, asserted or suffered by either Seller or any Center as a result of any inspection conducted by Purchaser, or any of its representatives, agents or contractors, of any Center. This Section 8.05 shall survive the Closing or the termination of this Agreement, notwithstanding any provisions of this Agreement to the contrary.

                  8.06. Financial Capability. Purchaser has either received, or has binding commitments for, all capital (both equity and debt) necessary to enable Purchaser to pay the Purchase Price at the Closing and otherwise to perform its obligations under this Agreement. The warranty and representation contained in this Section 8.06 is a material inducement to Sellers' agreement to enter into this Agreement.

         9. "AS IS, WHERE IS" Purchase. In recognition of the facts that the improvements which comprise the Centers are not new and require constant attention with respect to proper maintenance and repair, and that Purchaser conducted its due diligence and thoroughly inspected each Center prior to the execution of this Agreement, including each Center's physical, environmental, operational and financial aspects, and accepts them in their current condition, it is expressly understood and agreed that Sellers have not made, and shall not be deemed to have made, any warranties or representations (other than (i) as to title and (ii) as expressly set forth in Section 7 hereof), expressed or implied, or have any liability to Purchaser with respect to any aspect of any Center or its condition, including specifically but without limitation as to (a) its design, construction, maintenance, operation, profitability or marketability or (b) the compliance of any Center with any Legal Requirement relating to health, safety, zoning, environmental or persons with disabilities. Further, it is expressly understood and agreed that, if Purchaser elects to purchase the Centers, Purchaser will do so in each Center's "AS IS, WHERE IS" condition, and that any warranty or representation, express or implied, including specifically but without limitation, any WARRANTY OF MERCHANTABILITY and WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE are hereby expressly excluded and negated and that Purchaser will, and does hereby, release and hold harmless Sellers from any claim (whether statutory, common law or otherwise) relating to the design, construction, condition, maintenance, operation, profitability, marketability or compliance of each Center. The above provisions shall be inserted in each certificate called for in Section 12.03(b) hereof.


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         10.      Conditions to Purchaser's Obligation to Close.

                  10.01. General. The obligation of Purchaser to close the purchase of the Centers from Sellers (but not the obligation of Sellers to sell the Centers to Purchaser) is, at Purchaser's election, subject to the satisfaction, by the Scheduled Closing Date, of each of the conditions precedent set forth in Section 10.02 hereof. Each such condition is intended solely to benefit and protect Purchaser and, accordingly, full satisfaction or waiver thereof may be insisted upon or effected solely by Purchaser. Sellers shall render reasonable cooperation to Purchaser in causing each such condition precedent to be satisfied but shall have no obligation to cause, or to use their best efforts to cause, same to be satisfied or any liability to Purchaser if any condition precedent is not satisfied.

                  10.02. Conditions Precedent. The conditions precedent referred to in Section 10.01 hereof are as follows:

                  (a) Sellers' Warranties, Representations and Covenants. The warranties and representations of Sellers set forth in Section 7 hereof shall be true and correct, and the covenants of Sellers set forth in
         Section 7 hereof shall have been performed, in all material respects. If, on the Closing Date, Purchaser (which term, for purposes of this Section 10.02(a), shall include the representatives, agents and contractors of Purchaser which have conducted or participated in any inspection of a Center) or an officer, director, member or partner thereof, has knowledge that a warranty or representation made by either Seller is false in any material respect, or that a covenant undertaken by either Seller has not been performed in any material respect, and Purchaser proceeds to close the transaction as herein provided, Purchaser shall be deemed to have waived any postClosing claim for breach of the warranty, representation or covenant known by Purchaser on the Closing Date to have been breached or unperformed in any material respect, but such waiver shall not extend to any other warranty, representation or covenant undertaken by Sellers.

                  (b) Litigation. No litigation shall have been initiated or threatened against a Seller or the Centers which, if successful, would, in Purchaser's good faith judgement reasonably exercised, prevent or impair the ability of (i) either Seller to perform this Agreement or
         (ii) Purchaser to acquire and operate any of the Centers as a retail shopping center subsequent to the Closing.

                  (c) Updated Surveys. If Purchaser shall have elected to obtain updated surveys with respect to any Center, no survey shall reflect any state of fact which (i) was not reflected on the Survey or disclosed in
         Section 5 hereof, (ii) is not a Permitted Title Exception and (iii) materially adversely affects the marketability of the title to, or the present use of, the Center; provided, however, that if any survey does reflect a state of fact as described in clauses (i), (ii) and (iii) hereof, such state of fact shall not constitute the failure of a condition precedent if, before 5:00 p.m. on the day preceding the Scheduled Closing Date, Sellers cause the state of fact to be eliminated or the state of fact becomes a Permitted Title Exception.

                  (d) Title Commitments: Uniform Commercial Code Certificates. No title commitment or Uniform Commercial Code certificate obtained by Purchaser for any Center shall reflect a Title

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         Exception other than a Permitted Title Exception; provided, however, that if any title commitment or certificate does reflect a Title Exception other than a Permitted Title Exception, such Title Exception shall not constitute the failure of a condition precedent if, before 5:00 p.m. on the day preceding the Scheduled Closing Date, Sellers cause such Title Exception to be removed from the title commitment or certificate or the Title Exception becomes a Permitted Title Exception.

                  (e) No Taking or Unrepaired Casualty. No confiscation, seizure, condemnation or other taking or acquisition (whether of title or of use, temporary or permanent) of all or any portion of any Center which diminishes or would diminish the fair market value of the Center by $25,000 or more by or under threat of eminent domain or other proceeding by any Governmental Authority or quasiGovernmental Authority shall have been threatened or occurred. No unrepaired or unrestored destruction or damage of $25,000 or more shall have occurred to any Center, it being recognized that all risk of loss with respect to any Center prior to Closing shall be and remain with Seller. If, prior to Closing, any confiscation, seizure, condemnation or other taking or acquisition of any portion of a Center has occurred, or if any unrepaired or unrestored destruction or damage to a Center has occurred, and if, in either case, Purchaser proceeds to close the transaction as contemplated by this Agreement, Seller shall (as applicable) assign without recourse to Purchaser at the Closing Seller's entitlement to any awards payable to it as a consequence of any such acquisition, or assign to Purchaser Seller's entitlement to any insurance proceeds payable with respect to the destruction or damage and, in the latter case, Purchaser shall be given a credit against the Purchase Price for the amount of any associated deductible.

                  (f) Tenant Estoppel Certificates. Purchaser shall have received letters in substantially the form of Exhibit "E" hereto each dated no earlier than 30 days prior to the Closing Date, executed by a duly authorized representative of each tenant named on Exhibit "F" hereto with respect to its Lease at the indicated Center; provided, however, if after the exercise of reasonable efforts, one or more of the required letters is not received by the requisite date, Purchaser will accept in satisfaction thereof a certificate or certificates containing the information required on Exhibit " executed by the appropriate Seller.

                  (g) Updated Tenant Rent Roll. Sellers shall have delivered to Purchaser a certificate, dated as of the date preceding the Scheduled Closing Date, reflecting any changes in the information contained on Exhibit "C" hereto or that no such changes have occurred; provided, however, that if a certificate reflects that changes have occurred of a materially adverse nature, Purchaser shall have the right to terminate this Agreement as set forth in Section 10.04 hereof.

                  (h) Waiver of Right to Purchase. Purchaser shall have received evidence, reasonably satisfactory to it and the Title Company, that Quality Oil has failed to timely exercise, or has elected not to exercise, its preferential right to purchase Eastgate Shopping Center as set forth in Article 10 of the Quality Oil Lease.

                  10.03. Satisfaction. All matters pertaining to this Section 10 shall be subject to the approval of Purchaser and its counsel as to form and substance. If Purchaser acquires the Centers, all conditions precedent set forth in Section 10.02 hereof shall be deemed satisfied.

         10.04. Termination. If any condition precedent set forth in Section
10.02 hereof has not been satisfied, and satisfaction thereof has not been waived by Purchaser, Purchaser shall have the right to terminate this Agreement by the giving of written notice of termination to Sellers by 5:00 p.m. on the day preceding the Scheduled Closing Date. If a notice of termination is timely given under this Section 10.04, this Agreement shall terminate, whereupon neither party hereto shall have any further rights, duties, liabilities or obligations hereunder (other than as set forth in Sections 8.05, 14.11 and 14.12 hereof), nor shall Purchaser have any rights, titles or interests (equitable or other) in and to any Center. However, Purchaser shall be entitled to receive promptly a return of the Good Faith Deposit. If Purchaser fails to give timely notice of termination under this Section 10.04, it shall have waived its right to terminate this Agreement for the reasons set forth in this Section, whereupon the transaction shall be closed in accordance with Section 12 hereof.

         10.05. All Centers to be Purchased. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that Purchaser shall have the right and option only to purchase all (but not less than all) of the Centers, or to terminate this Agreement as to all (but not less than all) of the Centers, but that Purchaser shall not have the right or the obligation to purchase only some of the Centers. Thus, for example, if all conditions precedent set forth in Section 10.02 hereof are satisfied (or satisfaction thereof is waived) with respect to all Centers other than one Center, Purchaser shall only have the right to elect (provided that such election is timely made pursuant to Section 10.04 hereof) to purchase all of the Centers or to terminate this Agreement, but Purchaser shall not have the right or obligation to purchase all of the Centers other than the Center as to which all conditions precedent were not satisfied or waived.

         11.      Conditions to Sellers' Obligation to Close.

                  11.01. General. The obligation of Sellers to sell the Centers to Purchaser (but not the obligation of Purchaser to purchase the Centers from Sellers) is, at Sellers' election, subject to the satisfaction, by the Scheduled Closing Date, of each of the conditions precedent set forth in Section 11.02 hereof. Each such condition is intended solely to benefit and protect Sellers and, accordingly, full satisfaction or waiver thereof may be insisted upon or effected solely by Sellers. Purchaser shall render reasonable cooperation to Sellers in causing each such condition precedent to be satisfied but shall have no obligation to cause, or to use its best efforts to cause, same to be satisfied or any liability to Sellers if any condition precedent is not satisfied.

         11.02. Conditions Precedent. The conditions precedent referred to in Section 11.01 hereof are as follows:

         (a) Purchaser's Warranties, Representations and Covenants. The warranties and representations of Purchaser set forth in Section 8 hereof shall be true and correct, and the covenants of Purchaser set forth in Section 8 hereof shall be performed, in all material respects. If on the Closing Date, a Seller, or an officer or director thereof, has knowledge that a warranty or representation made by Purchaser is false, or that a covenant of Purchaser has not been performed, in any material respect, and the Seller proceeds to close the transaction as herein provided, the Seller shall be deemed to have waived any post-Closing claim for breach of the warranty, representation or covenant known by it on the Closing Date to have been breached in any material respect, but such waiver shall not extend to any other warranty, representation or covenant undertaken by Purchaser.

         (b) Litigation. No litigation shall have been initiated or threatened which, if successful, would prevent or impair the ability of a Seller or Purchaser to perform this Agreement.



         (c) Subdivision of North Ridge. The City of Raleigh shall have approved the subdivision of the North Ridge Shopping Center from the related office building and all documents, maps and other action necessary to finalize same shall have been recorded and completed. All costs and expenses to implement the foregoing shall be paid by, and any compensation or other sums payable by the City of Raleigh in connection therewith shall be paid to, Seller.

         (d) Waiver of Right to Purchase. Sellers shall have received evidence, reasonably satisfactory to them and the Title Company, that Quality Oil has failed to timely exercise, or has elected not to exercise, its preferential right to purchase Eastgate Shopping Center as set forth in Article 10 of the Quality Oil Lease.

         11.03. Satisfaction. All matters pertaining to this Section 11 shall be subject to the approval of Sellers and their counsel, as to form and substance. If Sellers sell the Centers, all conditions precedent set forth in Section 11.02 hereof shall be deemed satisfied.

         11.04. Termination. If any condition precedent set forth in Section
11.02 hereof has not been satisfied, and satisfaction thereof has not been waived by Sellers, Sellers shall have the right to terminate this Agreement by the giving of written notice of termination to Purchaser by 5:00 p.m. on the day preceding the Scheduled Closing Date.

If a notice of termination is timely given under this Section 11.04, this Agreement shall terminate, whereupon neither party hereto shall have any further rights, duties, liabilities or obligations hereunder (other than as set forth in Sections 8.05, 14.11 and 14.12 hereof), nor shall Purchaser have any rights, titles or interests (equitable or other) in and to any Center. However, the Good Faith Deposit shall be returned to Purchaser. If Sellers fail to give timely notice of termination under this Section 11.04, they shall have waived their right to terminate this Agreement for the reasons set forth in this Section, whereupon the transaction shall be closed in accordance with Section 12 hereof.

         12. Closing.

                  12.01. General. Provided that all of the terms, provisions and conditions hereof to be satisfied at or prior to the Closing have been satisfied (or the necessity for satisfying same has been waived by the party entitled to do so), the Closing shall take place at 10:00 a.m. on the Scheduled Closing Date in the office of Messrs. Smith Helms Mulliss & Moore, L.L.P., Attorneys-At-Law, 316 West Edenton Street, Raleigh, North Carolina, unless a different date or place of Closing is agreed upon by the parties. A closing agent of the Title Company shall be present at the Closing. At the Closing, the events set forth in Sections 12.02, 12.03,12.04 and 12.05 hereof shall occur, it being understood that the performance or tender of performance of all matters set forth in such Sections shall be deemed concurrent conditions and neither party shall be required to perform, or tender performance of, its obligations hereunder, unless, coincident therewith, each other person for whom performance is required in this Section 12 performs or tenders performance of its actions as described below.



                  12.02. Actions to be Taken by Sellers.

                  (a) Title Transfer Documents. The appropriate Seller will execute, have acknowledged and deliver to Purchaser one or more General Warranty Deeds, Bills of Sale and Assignments in which it conveys, transfers, assigns and sets over unto Purchaser good and indefeasible title to each Center owned by it free and clear of all Title Exceptions other than Permitted Title Exceptions and Purchaser, in the case of the Leases and General Intangibles associated therewith, and the Winn-Dixie contracts referred to in Section 14.17 hereof, assumes the obligations of Seller thereunder and agrees to defend, indemnify and hold Seller harmless from all breaches or defaults thereof by the Purchaser arising after the Closing Date.

                  (b) FIRPTA Certificate. Each Seller will execute, swear to and deliver to Purchaser a certificate (i) stating its United States Taxpayer Identification Number and (ii) stating that it is not a "foreign person" within the meaning of Section 1445 of the Code, and otherwise complying with ss.T1.1445-2T of the regulations promulgated under said Section 1445.

                  (c) Physical Possession. Sellers will deliver to Purchaser physical possession of the Centers subject only to the Permitted Title Exceptions. Included without limitation in the foregoing are the originals of all Leases and Lease files and all Contracts forming a part of the General Intangibles.

                  (d) Corporate and Partnership Resolutions. NHP will deliver to Purchaser corporate resolutions certified to by its corporate secretary, and TPL will deliver to Purchaser partnership resolutions certified to by its general partner, reflecting the authorization of the appropriate party Seller to execute, deliver and perform this Agreement and close the transaction in accordance with the terms hereof.

                  (e) Notice to Tenants. Sellers and Purchaser will execute the tenant notification letter more fully described in Section 12.09 hereof

                  (f) Inventory and List. Sellers will deliver to Purchaser a list describing in reasonable detail (i) all Related Personalty which has a current replacement value of in excess of $1,000.00 and (ii) all contracts forming a part of the General Intangibles.

                  (g) Termination of Management Contracts. Sellers will execute, and cause the other party thereto to execute, an agreement terminating, as of the Closing Date, any management contracts applicable to the Centers.

                  (h) Other. Sellers will execute such other instruments, and will take such other action, as are customarily executed and taken, respectively, in North Carolina to effectuate the conveyance of property similar to the Centers. This Section 12.02(h) shall not be construed to require a Seller to execute any document, or to take any other action, which increases its liability with respect to this Agreement or the Closing beyond that stated elsewhere herein.


                  12.03. Actions to be Taken by Purchaser.

                  (a) Payment of the Purchase Price. Purchaser will cause the Purchase Price, as adjusted for the Closing prorations and other matters called for in Section 12.05 hereof, plus the reimbursement called for in Section 14.07 hereof to be wire transferred to the escrow account of the Title Company.

                  (b) Confirmatory Certificates. Purchaser will execute, have acknowledged and deliver to Sellers certificates confirming that it has acquired the Centers subject to the provisions of Section 9 hereof

                  (c) Other. Purchaser will execute each Assignment and such other instruments, and will take such other action, as are customarily executed and taken, respectively, in North Carolina to effectuate the purchase of property similar to the Centers. This Section 12.03(c) shall not be construed to require Purchaser to execute any document, or to take any other action, which increases its liability with respect to this Agreement or the Closing beyond that stated elsewhere herein.

                  12.04. Actions to be Taken by the Title Company.

                  (a) Disbursement of Proceeds. Immediately after recordation of the Deeds, the Title Company will issue to each Seller its check for, or wire transfer to an account designated by the Seller, the portion of the Purchase Price and other sums to which each Seller is entitled pursuant to the terms of this Agreement.

                  (b) Return of Good Faith Deposit. The Title Company will return the Good Faith Deposit to Purchaser or, at Purchaser's direction, pay the Deposit to Seller as a credit against the Purchase Price.

                  (c) Other Services. The Title Company will perform such other acts as are customarily performed by closing agents to facilitate the sale and purchase of property similar to the Centers.

                  12.05. Prorations. All Operating Expenses (other than insurance cancellation fees, which shall be borne solely by Sellers) shall be prorated between Sellers and Purchaser as of the Closing Date. Sellers shall be charged with all such items which relate to the period up to the Closing Date and Purchaser shall be charged with all such items which relate to the period beginning with such date. With specific respect to real estate taxes and assessments, same shall be pro rated on a per diem basis, based upon the number of days in the current tax year prior to the Closing Date, which shall be allocated to Sellers, and the number of days in the current tax year from and after the Closing Date, which shall be allocated to Purchaser. For purposes of the preceding sentence, the term "current tax year" shall mean the fiscal year of the applicable taxing authority in which the Closing occurs. Seller shall pay transfer taxes and all insurance cancellation fees and shall not back charge any tenants for same. Purchaser shall pay recordation taxes, charges and fees, all title examination and title policy premiums, charges and fees and all resurvey fees. Purchaser shall also reimburse Sellers for the sums called for in Section
14.17 hereof. Subject to the provisions of Section 12.07 hereof, rentals which have been paid or are payable with respect to the Centers for the period prior to the Closing Date shall be the property of Sellers. All rentals and other payments which have been paid or are payable with respect to the Centers for the period from and after the Closing Date shall be the property of and (to the extent already received by a Seller) paid over to Purchaser at the Closing. All percentage rents payable by any tenant shall be deemed payable on an equal per diem basis over the period for which the payment is made. A Seller's share of percentage rentals not calculable by the Closing Date, but received by Purchaser, or its successors, after the Closing Date shall be promptly paid to the Seller, without demand, on a monthly basis. If tenants have paid contributions for marketing expenses in excess of the Seller's actual expenses for such tenants' Center, Purchaser shall receive a credit for the excess amount at Closing. All tenant deposits may, to the extent permitted by local law, be retained by Sellers and a credit in the aggregate amount thereof against the Purchase Price given to Purchaser at the Closing. If the actual amount of any item to be prorated pursuant to this Section 12.05 is not known at the Closing Date, the prorations shall be made on the basis of the best evidence then available and, thereafter, when the actual amounts are determinable, a cash settlement shall be made between Sellers and Purchaser. All items charged to Sellers pursuant to this Section 12.05 shall be further allocated between NHP and TPL in accordance with the Centers or Center owned by each. All prorations, adjustments and reimbursements shall be reflected on a detailed closing statement mutually approved by Sellers and Purchaser. Sellers and Purchaser agree that for purposes of the detailed closing statement, net operating income (exclusive of percentage rent, property taxes and insurance) for March 1997 (the month in which the Closing is scheduled to occur) is estimated to be $10,000 per day. Accordingly, Purchaser will be credited for $10,000 per day for each day in March after the Closing Date. By May 31,1997, Sellers will complete a final accounting of the March 1997 net operating income (exclusive of percentage rent, property taxes and insurance) and will prepare the final adjustment for the cash settlement between Sellers and Purchaser.

         12.06. Default. If all conditions precedent set forth in Section 10 hereof have been satisfied and Sellers fulfill or tender fulfillment of all of their obligations under Section 12.02 hereof (or satisfaction and fulfillment thereof have been waived by Purchaser) and Purchaser thereafter fails to close this transaction as hereinabove provided, then Sellers, as their sole and exclusive remedy, shall have the right to terminate this Agreement by the giving of written notice of termination to Purchaser and instruct the Title Company to deliver the Good Faith Deposit to Sellers as full and liquidated damages for Purchaser's breach of this Agreement. Upon Sellers' receipt of the Good Faith Deposit (84% of which shall be retained by NHP and 16% of which shall be retained by TPL), this Agreement and all of Sellers' and Purchaser's rights, duties, obligations and liabilities created hereunder shall terminate (with the exception of Sections 8.05, 14.11 and 14.12 hereof), Sellers hereby waiving any rights they might otherwise have to sue for damages for specific performance. Sellers and Purchaser hereby further agree that the Good Faith Deposit is a reasonable estimate of the probable damages which would be suffered by Sellers in the event of Purchaser's breach of this Agreement, which damages are not calculable in advance with certainty but which include, without limitation, the loss by Sellers of the opportunity to market and sell the Centers to other purchasers, administrative and legal expenses and executive time. Therefore, the delivery of the Good Faith Deposit to Sellers as liquidated damages is fair and reasonable under the circumstances. If, however, all conditions precedent set forth in Section 11 hereof have been satisfied and Purchaser fulfills or tenders fulfillment of all of its obligations under Section 12.03 hereof (or satisfaction and fulfillment thereof have been waived by Sellers) and Sellers thereafter fail to close this transaction as hereinabove provided, then Purchaser, as its sole and exclusive remedies, shall have the option of (a) waiving such failure and closing on the basis tendered by Sellers, (b) instructing the Title Company to return the Good Faith Deposit to Purchaser and, upon Purchaser's receipt of same, terminating this Agreement and all of Sellers' and Purchaser's rights, duties, obligations and liabilities created hereunder (with the exception of Sections 8.05, 14.11 and 14.12 hereof) by the giving of a written notice of termination to Sellers, or (c) suing Sellers for specific performance of Sellers' obligations hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Sellers shall have no obligation to remove, bond around or otherwise cure any Title Exception, and Sellers' failure or election not to do so shall not give rise to a remedy under clause (c) hereof. However, Seller' failure or election not to do so shall be deemed to be a failure of a condition precedent whereupon Purchaser, as its sole and exclusive remedies, shall have the option of availing itself under clause (a) or
(b) hereof. Sellers hereby agree to bear directly or reimburse Purchaser for, and Purchaser hereby agrees to bear directly or reimburse Sellers for, all costs, including reasonable attorney's fees, incurred by Purchaser or Sellers (as the case may be) in obtaining the Good Faith Deposit from the Title Company pursuant to this Section 12.06.

         12.07. Post-Closing Rent Collections. Notwithstanding anything to the contrary contained in Section 12.05 hereof, if (a) any rents payable under any Leases are delinquent on the Closing Date and a Seller shall have delivered to Purchaser, at the Closing, a list reflecting each delinquency and the tenant owing the same and (b) subsequent to the Closing Date, a delinquent tenant identified on the list pays to Purchaser any delinquent sums due for the period prior to the Closing Date together with all rents then due from and after the Closing Date, Purchaser will promptly remit over to the Seller the amount of the delinquency so paid. Purchaser shall exert a good faith effort to collect listed delinquent rents but such good faith efforts shall not include the necessity of taking or threatening to take any legal action against, or taking or threatening to take any other action with respect to the Lease of, any delinquent tenant.

         12.08. Sellers' Reserved Rights. Neither by virtue of their execution of this Agreement nor any Assignment shall Sellers be deemed to have assigned to Purchaser any rights under or in connection with any Lease or General Intangible that relates to the pre-Closing period, including any claim which either Seller may have against any tenant, guarantor of a tenant or any other third party for delinquent rent, indemnity, reimbursement or otherwise. Rather, Sellers hereby reserve the right to seek and obtain a judgment against a tenant, guarantor or other third party with respect to any such claim and to obtain any relief in connection therewith to which a court of competent jurisdiction determines a Seller to be entitled; provided, however, that notwithstanding the foregoing,
(a) a Seller shall not assert its right to seek any relief against a current tenant in a Center for rents which are delinquent under its Lease at that Center unless (i) the tenant and the amount of the delinquency was reflected on the list described in Section 12.07(a) hereof and (ii) within a reasonable time after the Closing Date Purchaser has failed to exert a good faith effort to collect such rents or, having exerted such efforts, has failed to collect the same and (b) a Seller shall have no right or power to seek or obtain, and hereby waives and relinquishes unto Purchaser any right or power the Seller might otherwise have had to seek or obtain, any judgment, order or decree which disturbs the tenancy of the delinquent tenant under the Lease in question. The provisions of this Section 12.08 shall be incorporated into each Assignment.

         12.09. Tenant Notification and Deposit Return. In connection with the Closing, Sellers and Purchaser shall execute a letter addressed to tenants in the Centers in which, inter alia, the parties acknowledge that (a) the Center or Centers have been conveyed to Purchaser, (b) all further rent and other payments under the tenant's Lease are to be made in such manner as Purchaser may direct and (c) Purchaser has assumed the Lease and all of the obligations of the landlord thereunder, including the responsibility to return to the tenant any deposit that may be due the tenant, the exact dollar amount of which (if any) shall be reflected in each letter. In this regard, Purchaser hereby agrees to defend, indemnify and hold harmless each Seller from any liability to a tenant arising as a result of Purchaser's wrongful refusal to return to the tenant any deposit as provided for under the tenant's Lease.

         13. Survival and Indemnification.

                  13.01. Survival. All warranties, representations and covenants made by Seller or Purchaser in this Agreement, and in any document, instrument or certificate executed and delivered pursuant hereto shall survive, and shall not be merged or extinguished by, the Closing. However, Sellers' and Purchaser's right to seek or obtain indemnification, damages or other legal recourse against the other party hereto (or any successor thereto) with respect to a breach of any warranty, representation or covenant (except as set forth in the last sentence of this Section 13.01) made in this Agreement or in any document, instrument or certificate executed and delivered pursuant hereto shall terminate, and be of no further force or effect, unless (a) by the date which is 548 days after the Closing Date, the aggrieved party shall have notified the other party hereto, in writing, that the aggrieved party deems that any such warranty, representation or covenant was breached and states therein, with reasonable particularity, the nature of the alleged breach and the section or provision of the relevant document which was allegedly breached and (b) by the date which is 638 days after the Closing Date, the aggrieved party files suit against the other party hereto seeking recourse as a consequence of such breach. If the aggrieved party timely notifies the other party hereto as called for in the preceding clause (a) and timely files suit against the other party hereto as called for in the preceding clause (b), then the warranty, representation or covenant at issue shall not terminate, but rather shall continue until the dispute is settled between Sellers and Purchaser or a final, non-appealable judgment is issued by a court of competent jurisdiction with respect thereto. The provisions of this Section 13.01 conditioning the right of an aggrieved party as set forth in clauses (a) and (b) hereof shall not apply to a breach or alleged breach of (x) the warranty of title contained in any deed delivered pursuant to Section 12.02(a) hereof or (xx) the indemnification agreements set forth in Section 13.02 hereof.

                  13.02. Indemnification. Provided that the Closing occurs, Sellers shall defend, indemnify and hold harmless Purchaser from and against any causes of action, damages, losses, liabilities, costs and expenses, including reasonable attorney's fees, sustained or suffered by Purchaser arising from a claim asserted by a third party for breach of contract, personal injury or death occurring on or about the Centers provided that same accrues prior to the Closing Date (regardless of whether asserted subsequent to the Closing Date) and, in the case of persona] injury or death, is due to the negligence or willful misconduct of a Seller. There shall be excluded from the aforesaid, however, any claim which arises or is alleged to arise out of any matter or condition covered by Section 9 hereof. Similarly, Purchaser shall defend, indemnify and hold harmless Sellers from and against any and all causes of action, damages, losses, liabilities, costs and expenses including reasonable attorney's fees, arising out of a claim asserted by a third party (a) for breach of contract, personal injury or death arising out of any wrongful or negligent act or omission by Purchaser, or its employees, agents or representatives, committed on or about the Centers during its inspection thereof or (b) which accrues on or after the Closing Date with respect to a Center or (c) is included within the scope of Section 9 hereof. Within ten days after receipt by an indemnified party of written notice of any claim or the commencement of any action covered by this Section 13.02, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to this
Section 13.02, notify the indemnifying party in writing of the claim or the commencement of the action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party other than under this Section 13.02. Each indemnitor shall be entitled, as its cost and expense, to contest any such claim by all appropriate legal proceedings, provided that (x) the indemnitor shall have first notified the indemnitee of its intention to do so within ten days after its receipt of such notice from the indemnitee and (xx) the indemnitor shall have posted a bond or other security reasonably acceptable to the indemnitee covering the liabilities of the indemnitee under the contested claim and all costs (including but not limited to legal and accounting fees and disbursements, penalties and interest) as may reasonably be anticipated to be incurred in connection therewith. If the indemnitee joins in any such contest, the indemnitor shall have full authority to determine all action to be taken with respect thereto. If, after such opportunity, the indemnitor elects not to contest any such claim, the indemnitor shall be bound by the resolution of such claim obtained by the indemnitee. If requested by the indemnitor, the indemnitee shall cooperate fully with the indemnitor and its counsel in contesting any such claim or, if appropriate, in making any counterclaim or cross-complaint against the party asserting the claim, but the indemnitor will reimburse the indemnitee for any expenses incurred by it in so cooperating. The indemnitor shall pay to the indemnitee all amounts to which the indemnitee may become entitled by reason of the provisions of

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this Agreement, such payment to be made within five days after such amounts are finally determined either by mutual agreement or by final, unappealable judgment of a court of competent jurisdiction.

                  14. Miscellaneous.

                  14.01. Commissions. Sellers hereby agree to defend, indemnify and hold harmless Purchaser from and against any and all claims by third parties for brokerage, commission, finder's or other fees relative to this Agreement or the sale of the Centers, and any attorneys' fees, court costs or other costs of litigation arising therefrom, and alleged to be due by authorization of Sellers. Included within the foregoing are any commissions as may be due CB Commercial Real Estate Group, Inc. and/or Realty Capital International, Inc. Purchaser hereby agrees to defend, indemnify and hold harmless Sellers from and against any and all claims by third parties for brokerage, commission, finder's or other fees relative to this Agreement or the sale of the Centers, and any attorneys' fees, court costs or other costs of litigation arising therefrom, and alleged to be due by authorization of Purchaser. Included within the foregoing are any commissions as may be due Mega Realty Advisors.

                  14.02. Notices. All notices and other communications given pursuant to this Agreement shall be in writing and shall either be mailed by first class mail, postage prepaid, registered or certified with return receipt requested, or delivered in person to the intended addressee, or sent by prepaid telegram, telecopy or other "facsimile mail" followed by confirmatory letter or sent by overnight delivery service with written confirmation of receipt. Notice so mailed shall be effective upon the expiration of three business days after its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the address of the parties shall be as follows:

        If to NHP or TPL, to:  North Hills Properties, Inc.
                               4224 Six Forks Road
                               Raleigh, North Carolina 27609
                               Attn: Mr. James A. Walker, President
                  Telefax No.  (919) 787-1923

                               and

                               H. Arthur Sandman
                               7200 Stonehenge Drive
                               Suite 204
                               Raleigh, North Carolina 27613
                  Telefax No.  (919) 676-4617

             with a copy to:   Gary S. Grossman
                               Attorney at Law
                               University State Bank Plaza
                               Suite 520
                               5615 Kirby Drive

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                               Houston, Texas 77005-2448
                  Telefax No.  (713) 524-3817

         If to Purchaser, to:  FAC Realty, Inc.
                               11000 Regency Parkway
                               East Tower, Suite 300
                               Cary, North Carolina 27511
                               Attn: Mr. C. Cammack Morton, President
                  Telefax No.  (919) 462-8799

              with a copy to:  Michaela M. Twomey, Esq.
                               1095 Old Cedar Road
                               McLean, Virginia 22102
                  Telefax No.  (703) 506-9137

Each party shall have the right to change its address for notice hereunder to any other location by the giving of 10 days' notice to the other party in the manner set forth above.

                  14.03. Time. Time shall be of the essence in all things pertaining to the performance of this Agreement. All times expressed in this Agreement shall be local (North Carolina) time.

                  14.04. Law Governing. This Agreement, and the obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  14.05. Attorneys' Fees. If any litigation is initiated or defended by any party against the other party relating to this Agreement or the subject matter hereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed and other relief, all reasonable attorneys' fees, court costs and other litigation costs incurred in connection therewith.

                  14.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, successors and assigns. This Agreement may he freely assigned by Seller or Purchaser.

                  14.07. Entire Agreement: Amendments: Waiver. This Agreement contains the entire agreement among the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. This Agreement may not be amended orally but only by setting same forth in a document duly executed by all parties. Any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party. However, provisions of this Agreement intended to benefit only one party may be waived by that party by evidencing such waiver in writing without the necessity of joinder by any other party hereto, and may be deemed waived where expressly provided in this Agreement.

                  14.08. Exhibits. Each Exhibit attached hereto is hereby incorporated herein for any and all

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purposes.

                  14.09. Captions. The section and subsection headings appearing in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to limit or define the text or meaning of any section or subsection hereof.

                  14.10. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

                  14.11. Publicity. All notices to third parties, and all publicity or releases, with respect to the transaction contemplated by this Agreement shall be mutually approved by Sellers and Purchaser prior to release or dissemination by any party hereto, or by any person retained by either party hereto.

                  14.12. Confidentiality of Information. All information obtained pursuant to this Agreement by any party from another party hereto shall be and remain confidential, regardless of whether the Closing occurs, except for
(a) information which is required to be disclosed by applicable law, (b) information the disclosure of which is reasonably required to enforce the rights of either Seller or Purchaser under this Agreement or (c) information which becomes a part of the public domain other than by a breach of this Section
14.12. If the Closing does not occur, for any reason, all such information, including all records, leases, contracts, files, plans, reports and other materials relating to the Centers (other than any materials generated by Purchaser or its representatives), together with all test reports reflecting the results of any tests conducted by or on behalf of Purchaser with respect to the Centers, shall be delivered forthwith and without demand to Sellers.

                  14.13. Further Assurances. At any time or times after the date hereof, Sellers and Purchaser shall execute, have acknowledged and deliver to the other party any and all instruments, and take any and all other action, as the other party may reasonably request to evidence or perfect the transfer of the Centers or otherwise to effectuate the intents and purposes of this Agreement.

                  14.14. Recordation. Purchaser hereby agrees with Sellers not to file or record this Agreement in any public records prior to Closing unless and until Purchaser initiates legal action against Sellers based upon Sellers' alleged breach of their obligation to close the transaction in accordance with the terms of this Agreement. Any breach of this Section 14.14 shall, at Seller's written election, render this Agreement voidable ab initio.

                  14.15. Consent. Wherever Sellers' or Purchaser's consent or approval is expressly required by any provision of this Agreement, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

                  14.17. Winn-Dixie Store. Gateway Shopping Center. Purchaser acknowledges its understanding that the lease agreement which has been signed with Winn-Dixie at Gateway Shopping Center requires NHP to construct the approximately 44,000 square foot store premises and certain related facilities for Winn-Dixie. To meet the required timetable, work has been, and will continue to be, undertaken in connection with the site work, the preparation of architectural and engineering drawings and the actual construction. Prior to the Closing, NHP will enter into all contracts and other arrangements which are necessary or reasonably appropriate to cause or permit such work to be done and will pay all expenses incurred in connection therewith. Purchaser shall have the right to approve all such contracts; provided, however, that if Purchaser refuses to approve a contract which has been approved by NHP and Winn-Dixie, NHP shall nevertheless have the right to proceed with the contract in which case Purchaser's sole recourse shall be to terminate this Agreement and receive a return of the Good Faith Deposit. Purchaser will reimburse NHP' in immediately available funds at the Closing for all sums expended by NHP or North Hills, Inc., a North Carolina corporation and an affiliate of NHP, ("NHI") in connection with the foregoing from January 1,1997 through the Closing Date. In addition, Purchaser will expressly assume in the Assignment any and all of NHP's or NHI's obligations under any contracts entered into in connection with the foregoing, and indemnify NHP and NHI from any and all liabilities or causes of action thereunder, which arise from and after the Closing Date. NHP will endeavor to keep Purchaser generally advised as to the status of the work and afford Purchaser the opportunity to have a representative present at any meeting or meetings with

Winn-Dixie or the contractor at which any major decisions are to be made.

                  14.18. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one instrument.

         EXECUTED on the date and year above first written.


ATTEST:                            NORTH HILLS PROPERTIES, INC.

By:                                By: /s/ James A. Walker
   ---------------------------         -----------------------------
                Secretary               James A. Walker, President
(Corporate Seal)


ATTEST:                            TOWER PROPERTIES LIMITED
                                   PARTNERSHIP               (SEAL)

                                   By: North Hills Properties, Inc.,
                                       general partner
By:
   -----------------------------
                Secretary
                                       By:   /s/ James A. Walker
                                          ----------------------------
(Corporate Seal)                           James A. Walker, President

                                   By:   /s/ H. Arthur Sandman   (SEAL)
                                       -------------------------------
                                            H. Arthur Sandman,
                                            general partner

                                                     TPL
                                     (collectively SELLERS)


ATTEST:                            FAC REALTY, INC.


By:                                By:  /s/ C. Cammack Morton
   -----------------------             ----------------------------
                   Secretary          C. Cammack Morton, President
(Corporate Seal)
                                                       PURCHASER

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